Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 20, 2025, with respect to the consolidated balance sheets of United States Antimony Corporation (“the Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2024 and 2023, and the related notes (collectively, the “financial statements”), incorporated herein by reference.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

September 8, 2025